Exhibit 99.2

Ampio Pharmaceuticals, Inc. Announces Appointment of New Chief Financial

Officer to be Effective April 4, 2011

GREENWOOD VILLAGE, Colo., April 1, 2011 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (OTC Bulletin Board: AMPE) (“Ampio”) announced today that Mark D. McGregor will be appointed to the position of Chief Financial Officer and Corporate Secretary effective April 4, 2011. Mr. Bruce G. Miller, who served in these capacities since April 2010, will be joining the team that will advance the commercialization of Zertane, Ampio’s product candidate that was the subject of a 2009 and 2010 Phase 3 multicenter clinical trial in Europe and was obtained through our acquisition of DMI BioSciences, Inc. Mr. Miller was with DMI BioSciences since 1992, having served as Chief Executive Officer and/or President throughout this period.

Mr. McGregor, a Certified Public Accountant, is a highly experienced financial executive with in-depth experience in treasury and risk management, including developing financial strategic plans, cash management and investments, managing foreign currency and interest rate exposures, credit provider and credit rating agency relations, and insurance risk management. His prior experience also encompasses:

•	corporate and international consolidation and reporting,

•	SEC and management reporting,

•	financial integration,

•	disbursements operations,

•	evaluating potential acquisitions,

•	conducting financial due diligence,

•	negotiating credit line provisions to promote operating flexibility,

•	optimizing capital structures, and

•	implementing stock buy-back programs to enhance stockholder value.

Mr. McGregor’s career spans over 30 years of financial experience in a variety of industries. For 20 years he was with Storage Technology Corporation, a public international information and storage technology company with $2 billion in annual worldwide revenues, where he served in a variety of financial positions and advanced to Vice President, Corporate Treasurer and Corporate Development. Mr. McGregor was directly involved in two divestitures and four acquisitions while with Storage Technology Corporation, in addition to leading the deal team in connection with the sale of StorageTek to Sun Microsystems in 2005. He began his career with Price Waterhouse, now PricewaterhouseCoopers LLP, where he spent 13 years with the Audit Department.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near-term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties. The risks and uncertainties are detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact: Investor Relations

Ampio Pharmaceuticals, Inc: 303-418-1000